P R E S S R E L E A S E

Vornado Announces Non-Cash Impairment Charges to be Included in its Fourth Quarter 2022 Financial Results
New York City | January 31, 2023
Vornado Realty Trust (NYSE: VNO) today announced that its financial results for the quarter ended December 31, 2022 will include approximately $600 million of non-cash impairment charges, of which approximately $480 million relates to Vornado’s common equity investment in the Fifth Avenue and Times Square joint venture (“Retail JV”).
By way of background, in April 2019, Vornado recognized a $2.559 billion gain when it transferred seven properties to the Retail JV, which included a GAAP required write-up to fair value of its retained interest in the properties. The approximately $480 million impairment charge recognized this quarter together with the $409 million impairment charge previously recognized in 2020, effectively reverse a portion of the $2.559 billion gain attributable to the 2019 required write-up.
The above amounts are preliminary estimates. There can be no assurance that Vornado’s final results will not differ from these preliminary estimates as a result of the completion of year-end closing procedures, audit procedures, or audit adjustments, and any such changes could be material.

C O N T A C T
Thomas J. Sanelli
(212) 894-7000
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2021. Currently, some of the factors are the ongoing adverse effect of the COVID-19 pandemic, the increase in interest rates and inflation on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will continue to depend on future developments, including vaccination rates among the population, the efficacy and durability of vaccines against emerging variants, and governmental and tenant responses thereto, which continue to be uncertain but the impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021.

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